EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 25, 2017 relating to the balance sheet of 111 Crowdfunding, LLC as of December 31, 2016 and December 31, 2015, and the related statements of operations, changes in partners’ capital, and cash flows for the periods from inception to December 31, 2016, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

Aurora, CO

December 6, 2017

www.indigospire.com